UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 1, 2006

CORNERSTONE CORE PROPERTIES REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-121238	33-0827161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 1, 2006, we purchased a 116,223 square foot industrial property known as 20100 Western Avenue, located in Torrance, California, and a 102,000 square foot industrial property known as 15172 Goldenwest Circle located in Westminster, California.  The purchase price of the properties was funded with net proceeds raised from our public offering and $20.2 million of borrowings under our credit agreement with HSH Nordbank AG, New York Branch.  As of December 1, 2006, we had raised approximately $28.6 million in our equity offering. Our Credit Agreement with HSH Nordbank AG, New York Branch is a temporary credit facility that we will use during the offering period to facilitate our acquisitions of properties in anticipation of the receipt of offering proceeds.  The Credit Agreement permits us to borrow up to $50 million secured by real property at a borrowing rate based on LIBOR plus a margin ranging from 1.15% to 1.35%.   We are entitled to prepay the borrowings under the credit facility at any time without penalty.   The principal balance is due on June 30, 2008.

20100 Western Avenue

We purchased the 20100 Western Avenue property from WESCO Harbor Gateway, L.P, an unaffiliated party, for approximately $19.7 million, including closing costs (which are not fully determinable at this time).

20100 Western Avenue is situated in the master-planned Harbor Gateway Business Center, minutes away from the ports of Los Angeles and Long Beach and Los Angeles International Airport.  It is ideally located to capitalize on the very strong South Bay industrial market. According to CB Richard Ellis, the South Bay industrial market is one of the strongest industrial markets in the United States with a second quarter 2006 vacancy rate of 1.8%.   The CB Richard Ellis second quarter South Bay Industrial Overview states that average lease rentals in the South Bay have increased by 25% to 30% over the last 12 months and that low vacancy rates will translate into continued escalation of rents and property values.

The property is currently 100% leased at an average annual rent of $11.16 per square foot to five tenants ranging in size from 11,700 to 29,800 square feet.  Tenants of the property are engaged in varying businesses including real estate services, construction and engineering and distribution.  Each of the five tenants occupies over 10% of the rentable square footage of the property.

15172 Goldenwest Circle

We purchased 15172 Goldenwest Circle from the See Myun and Ock Ja Kymm Family Trust, an unaffiliated party, for approximately $11.2 million, including closing costs (which are not fully determinable at this time).

15172 Goldenwest Circle is centrally located in the Orange County, California industrial market with immediate access to major traffic arteries servicing the Orange County, Los Angeles and Long Beach ports and Los Angeles International Airport.  According to CB Richard Ellis, the Orange County industrial market offers a diverse supply of modern and efficient buildings and a skilled labor force that has created a reliable environment for business growth.  According to Grubb & Ellis Company, it is one of the strongest markets in the nation, with current vacancy of approximately 4%. In addition, our management has identified this particular sector of Orange County as an in-fill location, with considerable barriers to new construction and excellent potential for growth in rents.

The 15172 Goldenwest Circle property is leased to a single tenant, a provider of steel and concrete construction products for residential, commercial and government contractors.   The lease expires on April 30, 2008, and is renewable at the option of the tenant for one additional five year period at an annual rate that is the greater of $7.63 per square foot or 90% of the market rental value of the property, with a 7.5% increase in the 30th month.   Since the property is leased to a single tenant under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant is more relevant to investors than financial statements of the property acquired.  Such unaudited summarized financial data, provided by the tenant, is attached hereto as Exhibit 99.1.

The Goldenwest property was acquired at a capitalization (CAP) rate (initial yield) of approximately 6.85%.  CAP rate is one method used to estimate the value of income producing properties.  CAP rate is a ratio expressed as a percentage and is calculated by dividing the net operating income by the value of the property.  The market CAP rate for this property according to Grubb & Ellis, a leading industrial brokerage firm, is 6.0% which would have resulted in a higher price for the property than paid by the Company.  According to Grubb & Ellis, the lower price paid by the Company was attributable to the remaining lease term of the single tenant.  During due diligence, our management met with the tenant and the tenant expressed its interest in exercising its option and extending the lease term.  While no assurances exist, we have confidence that, in 2007, the tenant will exercise its option to extend the lease at the higher rental rate provided in the option.  Once accomplished, the effective yield to acquisition cost will increase to 6.96%.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 2.01 is hereby incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(a)                                  Financial statements of businesses acquired.  Audited financial statements and unaudited pro forma financial information for 20100 Western Avenue will be filed by amendment to this Form 8-K no later than 71 days after the date on which this initial Form 8-K is required to be filed.

(d)                               Exhibits.

99.1         Unaudited Summarized Tenant Financial Data for 15172 Goldenwest Circle.

99.2         15172 Goldenwest Circle Lease.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: December 6, 2006	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel,
Chief Executive Officer